GOLDEN WEST BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET AS OF
Current Assets:	(Unaudited) March 31, 2009	(Pro-Forma) March 31.2009
Cash and cash equivalents	$ 3,797	$ 3,797
Accounts receivable, net of allowance for doubtful accounts of $0.00 at March 31, 2009	14,079	14,079
Inventory	95,653	95,653
Marketable Securities	38,540	38,540
Prepaid Expenses	2,014	2,014
Total current assets	154,083	154,083
Fixed Assets:
Property and equipment from discontinued operations held for sale (Note 1)	139,116	54,584
Other Assets:
Intangibles, net of accumulated amortization of $17,917 at March 31, 2009	18,093	18,093
Deferred financing costs, net of accumulated amortization of $224,241 at March 31, 2009	67,469	67,469
Other assets	1,717	1,717
Total other assets	87,279	87,279
Total Assets	$ 380,478	$ 295,946

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$443,045	$443,045
Accrued expenses (Note 1)	300,261	281,144
Checks issued in excess of funds available	5,814	5,814
Lines of credit payable	33,631	33,631
Advances – related parties	(425)	(425)
Notes payable – other, current portion (Note 1)	68,731	26,086
Notes payable – related party, current portion (Note 1)	1,122,304	1,031,066
Total current liabilities	1,973,361	1,820,361
Long-term liabilities:
Note payable – related party, net of current portion	-	-
Total long-term liabilities	-	-
Total Liabilities	1,973,761	1,820,361
Commitments and Contingencies
Stockholders’ Deficit:
Preferred Stock, $.0001 par value, 5,000,000 shares authorized, 300,000 shares issued and outstanding as of March 31, 2009	30	30
Common stock, $.0001 par value, 20,000,000 shares authorized, 3,404,525 shares issued and outstanding as of March 31, 2009	340	340
Additional paid-in capital	1,705,971	1,705,971
Accumulated (deficit) (Note 1)	(3,299,224)	(3,230,756)
Total Stockholders’ Deficit	(1,592,883)	(1,524,415)
Total Liabilities and Stockholders’ Deficit	$ 380,478	$ 295,946

GOLDEN WEST BREWING COMPANY AND SUBSIDIARY

NOTES TO PRO-FORMA BALANCE SHEET

1.

As a result of the closure of our brewing facility, we recorded an impairment charge to fixed assets of $82,730 in 2008.  Fixed Assets net of accumulated depreciation as of March 31, 2009 were $139,116.   We have retained an independent equipment broker to sell our brewery equipment and are obligated to pay him a 10% commission on any completed transactions

During the subsequent quarter of 2009 an agreement was made for the sale of most of the equipment for $170,000.  The realized net proceeds after payment of the 10% commission were approximately $153,000.  The majority of the proceeds were used to pay liens on the equipment.   The carrying value of the equipment sold in this transaction after accumulated depreciation and the 2008 impairment charge was $84, 532.

The sale of the equipment will result in a gain of $68,468.  The Pro-forma Balance Sheet for the period ending March 31, 2009 reflects the effect of this gain.

After adjusting for this sale the pro-forma value the remaining fixed assets at March 31, 2009 would be $54,584.